                                                                                                        Exhibit 11.1
                              ALLTRISTA CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                   (Thousands of dollars except share amounts)




                                                          Three month period ended        Nine month period ended
                                                        September 28,   September 29,    September 28, September 28,
                                                              1997          1996             1997         1996
                                                           ----------    ----------       --------     -------

Primary Earnings Per Share
Net income                                                  $ 4,939        $ 4,176         $13,184      $13,170
                                                           ===========    =========       =========    ==========

Weighted average number of common shares
        outstanding (000s)                                    7,386          7,776           7,407        7,840
Additional shares assuming conversion of stock options          147            152             144          171
                                                           -----------    ---------       ---------    ----------

Weighted average number of common and
        equivalent shares                                     7,533          7,928           7,551        8,011
                                                           ===========    =========       =========    ==========

Primary net income per common share                        $    .66       $    .53         $ 1.75       $ 1.64
                                                           ===========    =========       =========    ==========


Fully Diluted Earnings Per Share
Net income                                                  $ 4,939        $ 4,176         $13,184      $13,170
                                                           ===========    =========       =========    ==========

Weighted average number of common shares
        outstanding (000s)                                    7,386          7,776           7,407        7,840
Additional shares assuming conversion of stock options          157            157             160          195
                                                           -----------    ---------       ---------    ----------

Weighted average number of common and                         7,543          7,933           7,567        8,035
                                                           ===========    =========       =========    ==========
        equivalent shares

Fully diluted net income per common share                  $    .65       $    .53        $  1.74      $  1.64
                                                           ===========    =========       =========    ==========
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